MDU Resources Reports Second Quarter Earnings, Reaffirms 2010 Earnings Guidance

•	Consolidated earnings of $48.8 million, or 26 cents per share.
•	Record seasonal natural gas storage levels at Pipeline.
•	Increased natural gas and oil production by 6% compared to first quarter.
•	Solid balance sheet with equity of 62% of total capital.
•	Reaffirming 2010 guidance of $1.10 to $1.35 per common share.

BISMARCK, N.D. – August 3, 2010 – MDU Resources Group, Inc. (NYSE:MDU) today reported second quarter consolidated earnings of $48.8 million, or 26 cents per common share, compared to $55.1 million, or 30 cents per common share for the second quarter of 2009.

“Our regulated companies continue to perform well and provide a significant base of stable, predictable earnings and cash flows,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “In addition, our investment to develop our Bakken acreage helped boost our oil production by 8 percent, which helped push segment earnings 16 percent higher when compared to the second quarter of 2009. We are committed to growing this business and it was important to see overall production grow 6 percent from first quarter levels. We expect production will continue to grow through the remainder of the year.

“Equally important, our construction operations continue to see bidding opportunities. Stimulus, renewable, transmission infrastructure, harbor opportunities, light rail, military, water treatment and refinery projects are all tangible near term opportunities for our construction businesses. With our reduced cost structure, these businesses are well positioned to prosper as the economy improves. Through aggressive cost restructuring, our construction materials business has reduced its selling, general and administrative costs over $40 million since 2006, as well as realized operational efficiency gains. With the improved cost structure and with traditional construction margins, this business could return to peak earnings levels at significantly lower volumes,” he said.

“We appreciate the diversified nature of our businesses. Our regulated operations are strong and growing. Our natural gas and oil production business benefits from expertise it has developed in shale oil plays and has made recent investments to continue to grow in this area in the future. And although all companies in the construction industry are feeling the effects of the current economy, we continue to see opportunities to bid on significant projects. We remain confident in our expectations for the year, and we are reaffirming our 2010 guidance of $1.10 to $1.35 per common share.”

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The natural gas and oil production business reported earnings of $24 million, a $3.2 million increase over the same period last year. The company has increased its Bakken production by 47 percent since the second quarter of 2009, and is producing approximately 3,300 net barrels per day in this region. Average realized oil prices increased 45 percent, more than offsetting an 11 percent decline in average realized natural gas prices.

The pipeline and energy services business reported earnings of $9.5 million. The company’s 193 Bcfe of working gas storage capacity continues to demonstrate its value. Total transportation volumes increased over the second quarter of 2009, largely because of a 17 percent increase in natural gas transported to storage. Customer storage balances were 54 percent higher than a year ago and are anticipated to reach record levels in 2010.

The electric and natural gas utility business achieved second quarter earnings of $5.1 million with higher electric retail sales margins and volumes and higher natural gas sales volumes. This group also benefited from rate recovery beginning May 1 primarily related to its 25 MW ownership in the Wygen III generating plant in Wyoming, which came on line in April. In June, the utility placed into service a 10.5 MW expansion of its Diamond Willow wind farm in Montana, and the new 19.5 MW Cedar Hills wind farm in southwest North Dakota. Renewable generation now accounts for about 10 percent of the utility’s nameplate generation. This business also recently signed a contract to provide transmission services to a wind development project in North Dakota that will require $25 million of investment and earn a FERC-based return paid by the project’s owner.

The construction materials and contracting business earned $5.7 million in the second quarter despite the effects of both the economy and weather. Wet weather in Oregon forced the company to push back scheduled work into the third quarter. Despite the economy, the company has increased its work backlog by 19 percent, or $109 million, over the first quarter level to $677 million.

Weak economic conditions also continue to challenge the construction services business with lower workloads and margins. However, in the second quarter the company’s additions to backlog have approximated completed work, resulting in a total backlog of $389 million. This backlog level is 20 percent higher than the second quarter of 2009, excluding the Fontainebleau project. “We hope to add to our backlog throughout the rest of 2010 with some of the significant projects we are currently pursuing in areas such as renewable and transmission,” Hildestad added.

“We remain optimistic about the long term potential of our company. We see long term growth opportunities in each of the industries that we operate. We have very valuable assets that we expect will provide shareholders strong returns in the future, as they have in the past. Having 1.1 billion tons of strategically located aggregate reserves, approximately 700 Bcfe of proved natural gas and oil reserves, utility businesses with total rate base of approximately $1.1 billion and significant regulated pipeline and storage assets located in an area where demand continues to increase, are examples of assets that make our company valuable today. In addition to a talented workforce, these assets will make our company more valuable in the future as we continue to take advantage of opportunities to grow and create wealth for our shareholders.”

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 79585184.

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MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated businesses, an exploration and production company and construction companies. MDU Resources includes regulated electric and natural gas utilities and regulated natural gas pipelines and energy services, natural gas and oil production, construction materials and contracting, and construction services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

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Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Second Quarter 2010 (In Millions)	Earnings Second Quarter 2009 (In Millions)
Exploration and Production
Natural gas and oil production	$24.0	$20.8
Regulated
Pipeline and energy services	9.5	10.9
Electric and natural gas utilities	5.1	(1.6)
Construction
Construction materials and contracting	5.7	16.0
Construction services	2.9	6.9
Other	1.6	2.1
Earnings on common stock	$48.8	$55.1
On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2010, diluted, are projected in the range of $1.10 to $1.35. The company expects the percentage of 2010 earnings per common share by quarter to be in the following approximate ranges:

–	Third quarter – 30 percent to 35 percent
–	Fourth quarter – 20 percent to 25 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•	The company continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.
•	Estimated capital expenditures for 2010 are approximately $625 million, including the acquisition of producing natural gas properties located in the Green River Basin in southwest Wyoming.

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Exploration and Production

Natural Gas and Oil Production
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$55.2	$69.2	$112.8	$150.9
Oil	55.6	35.6	105.6	60.0
	110.8	104.8	218.4	210.9
Operating expenses:
Operation and maintenance:
Lease operating costs	16.3	18.0	32.1	38.0
Gathering and transportation	5.9	6.1	11.8	12.2
Other	8.8	10.7	17.4	21.0
Depreciation, depletion and amortization	32.5	30.2	62.1	72.8
Taxes, other than income:
Production and property taxes	9.0	5.7	18.5	13.2
Other	.1	.2	.5	.4
Write-down of natural gas and oil properties	---	---	---	620.0
	72.6	70.9	142.4	777.6
Operating income (loss)	38.2	33.9	76.0	(566.7)
Earnings (loss)	$24.0	$20.8	$46.3	$(352.5)
Production:
Natural gas (MMcf)	12,809	14,297	25,052	29,698
Oil (MBbls)	831	771	1,592	1,513
Total Production (MMcfe)	17,794	18,923	34,602	38,775
Average realized prices (including hedges):
Natural gas (per Mcf)	$4.31	$4.84	$4.50	$5.08
Oil (per barrel)	$66.88	$46.21	$66.36	$39.67
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$3.30	$2.40	$3.92	$3.04
Oil (per barrel)	$67.21	$47.46	$66.83	$40.30
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.74	$1.52	$1.71	$1.80
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.91	$.95	$.93	$.98
Gathering and transportation	.33	.32	.34	.31
Production and property taxes	.51	.30	.53	.34
	$1.75	$1.57	$1.80	$1.63

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The natural gas and oil production segment reported quarterly earnings of $24.0 million, compared to $20.8 million in 2009. This increase reflects 45 percent higher average realized oil prices, as well as decreased general and administrative and lease operating expenses. These increases were partially offset by 11 percent lower average realized natural gas prices, decreased combined production of 6 percent, higher production taxes and increased depreciation, depletion and amortization expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:
•
The company expects to spend approximately $380 million in capital expenditures for 2010, approximately double the level of capital invested in 2009. This reflects further exploitation of existing properties, leasehold acquisitions in the Bakken and Niobrara oil shale plays and the acquisition of producing natural gas properties located in the Green River Basin. The capital expenditures forecasted reflect a shift from certain natural gas development activities to oil shale leasehold acquisitions, which will affect short-term production growth.

•
Earlier this year, the company acquired exploratory acreage of approximately 40,000 net acres in the North Dakota Bakken area, bringing its total acreage position in this oil play to more than 56,000 net acres. For the 40,000 net acres held in Stark County, the Heart River project, plans include drilling three exploratory wells this year to evaluate the acreage targeting the Three Forks formation. Lease terms extend up to five years including renewal options available to the company. A total of 60 potential drilling sites have been identified in this area based on 640-acre spacing.

•
The company also acquired approximately 80,000 net exploratory acres in the emerging Niobrara oil play in Laramie and Goshen Counties in southeastern Wyoming. The company plans to begin drilling exploratory wells in the area in 2011. Assuming 640-acre spacing, the company has 120 potential drilling sites available on this acreage. Lease terms are generally five years with most having five-year renewal options available to the company. Although this emerging play is still developing in terms of resource potential, early results by other producers in the play appear promising.

•	The company continues to pursue additional leasehold and reserve acquisitions which are not included in the current forecast.
•
Because of reduced capital spending in 2009 and the redirecting of forecasted 2010 capital expenditures, along with delays in obtaining well completion/frac services, primarily in Texas, the company expects its 2010 combined natural gas and oil production to be approximately 3 percent to 6 percent below 2009 levels.

•	Earnings guidance reflects estimated natural gas prices for August through December as follows:
Index	Price/Thousand Cubic Feet (Mcf)
Ventura	$4.25 to $4.75
NYMEX	$4.50 to $5.00
CIG	$4.00 to $4.50
•	Earnings guidance reflects estimated NYMEX crude oil prices for August through December in the range of $70 to $75 per barrel.
•
For the last six months of 2010, the company has hedged approximately 50 percent to 55 percent of its estimated natural gas production and 40 percent to 45 percent of its estimated oil production. For 2011, the company has hedged 15 percent to 20 percent of its estimated natural gas production and 30 percent to 35 percent of its estimated oil production. For 2012, the company has hedged 5 percent to 10 percent of its estimated natural gas production. The hedges that are in place as of August 2 are summarized in the following chart:

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Commodity	Type	Index	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	7/10 - 12/10	809,600	$8.08
Natural Gas	Swap	NYMEX	7/10 - 12/10	1,840,000	$6.18
Natural Gas	Swap	NYMEX	7/10 - 12/10	920,000	$6.40
Natural Gas	Collar	NYMEX	7/10 - 12/10	920,000	$5.63-$6.00
Natural Gas	Swap	NYMEX	7/10 - 12/10	920,000	$5.855
Natural Gas	Swap	NYMEX	7/10 - 12/10	920,000	$6.045
Natural Gas	Swap	NYMEX	7/10 - 12/10	920,000	$6.045
Natural Gas	Swap	CIG	7/10 - 12/10	1,840,000	$5.03
Natural Gas	Swap	HSC	7/10 - 10/10	246,000	$5.57
Natural Gas	Swap	NYMEX	7/10 - 10/10	984,000	$5.645
Natural Gas	Swap	Ventura	7/10 - 12/10	920,000	$5.95
Natural Gas	Swap	NYMEX	7/10 - 12/10	2,024,000	$5.54
Natural Gas	Collar	NYMEX	7/10 - 3/11	1,370,000	$5.62-$6.50
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Natural Gas	Swap	NYMEX	1/11 - 12/11	4,015,000	$6.1027
Natural Gas	Swap	NYMEX	1/11 - 12/11	3,650,000	$5.4975
Natural Gas	Swap	NYMEX	1/12 - 12/12	3,477,000	$6.27
Crude Oil	Collar	NYMEX	7/10 - 12/10	184,000	$60.00-$75.00
Crude Oil	Swap	NYMEX	7/10 - 12/10	184,000	$73.20
Crude Oil	Collar	NYMEX	7/10 - 12/10	184,000	$70.00-$86.00
Crude Oil	Swap	NYMEX	7/10 - 12/10	184,000	$83.05
Crude Oil	Collar	NYMEX	1/11 - 12/11	547,500	$80.00-$94.00
Crude Oil	Collar	NYMEX	1/11 - 12/11	365,000	$80.00-$89.00
Crude Oil	Collar	NYMEX	1/11 - 12/11	182,500	$77.00-$86.45
Crude Oil	Collar	NYMEX	1/11 - 12/11	182,500	$75.00-$88.00
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	1,840,000	$0.25
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	460,000	$0.245
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	2,300,000	$0.25
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	920,000	$0.225
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	460,000	$0.23
Natural Gas	Basis Swap	Ventura	7/10 - 12/10	1,380,000	$0.23
Natural Gas	Basis Swap	CIG	7/10 - 12/10	2,024,000	$0.385
Natural Gas	Basis Swap	Ventura	1/11 - 3/11	450,000	$0.135
Natural Gas	Basis Swap	CIG	1/11 - 12/11	4,015,000	$0.395
Natural Gas	Basis Swap	CIG	1/12 - 12/12	2,745,000	$0.405
Natural Gas	Basis Swap	CIG	1/12 - 12/12	732,000	$0.41
Notes:
• Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.
• For all basis swaps, Index prices are below NYMEX prices and are reported as a positive amount in the Price column.

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Regulated

Pipeline and Energy Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in millions)
Operating revenues	$80.5	$68.0	$169.1	$153.1
Operating expenses:
Purchased natural gas sold	35.3	28.1	82.8	74.2
Operation and maintenance	17.8	11.1	33.0	28.8
Depreciation, depletion and amortization	6.5	6.2	12.9	12.3
Taxes, other than income	3.2	3.0	6.2	5.9
	62.8	48.4	134.9	121.2
Operating income	17.7	19.6	34.2	31.9
Earnings	$9.5	$10.9	$18.3	$17.3
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	7.3	10.2	14.9	18.5
Other	37.0	33.6	59.9	62.4
	44.3	43.8	74.8	80.9
Gathering volumes (MMdk)	19.3	24.3	38.4	48.6
*A public utility division of the company.

This segment reported second quarter earnings of $9.5 million, compared to $10.9 million for the same period in 2009. The earnings decrease reflects higher operation and maintenance expense, primarily resulting from the absence of the settlement of the natural gas storage litigation, which lowered expense in the second quarter of last year, as well as lower gathering volumes. Partially offsetting these items were higher storage services revenue and higher volumes transported to storage.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day went into service August 31, 2009. The firm capacity of the Grasslands Pipeline is at its ultimate full capacity of 213,000 Mcf per day.

•
The company continues to pursue expansion of facilities and services offered to customers. Energy development within its geographic region, which includes portions of Colorado, Wyoming, Montana and North Dakota, is expanding, most notably the Bakken Shale of North Dakota and eastern Montana. Ongoing energy development is expected to have many direct and indirect benefits to its business.

•
The company continues to pursue the expansion of its existing natural gas pipeline capacity by 30,000 Mcf per day in the Bakken production area in northwestern North Dakota. This expansion project is targeted for late 2011.

•
The company continues to see strong interest in its storage services. It has three natural gas storage fields, including the largest storage field in North America located near Baker, Montana. The company is pursuing a project to increase its firm deliverability from the Baker Storage field by 125,000 Mcf per day and related transportation capacity. The company has received commitment on approximately 30 percent of the total potential project and is moving forward on that phase, subject to regulatory approval, with a projected in-service date of November 2011.

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Electric and Natural Gas Utilities

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in millions, where applicable)
Operating revenues	$45.7	$44.5	$95.4	$95.8
Operating expenses:
Fuel and purchased power	13.1	15.2	30.0	33.9
Operation and maintenance	16.2	15.9	31.4	31.5
Depreciation, depletion and amortization	6.1	6.0	11.9	12.2
Taxes, other than income	2.2	2.3	4.8	4.7
	37.6	39.4	78.1	82.3
Operating income	8.1	5.1	17.3	13.5
Earnings	$5.0	$3.2	$10.8	$8.3
Retail sales (million kWh)	615.2	595.3	1,365.0	1,320.1
Sales for resale (million kWh)	7.6	22.8	37.4	32.5
Average cost of fuel and purchased power per kWh	$.020	$.023	$.020	$.024

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in millions, where applicable)
Operating revenues	$160.1	$164.1	$509.2	$647.3
Operating expenses:
Purchased natural gas sold	98.9	107.5	344.1	473.5
Operation and maintenance	34.4	35.5	67.1	73.6
Depreciation, depletion and amortization	10.7	10.6	21.4	21.3
Taxes, other than income	10.5	11.3	27.0	34.2
	154.5	164.9	459.6	602.6
Operating income (loss)	5.6	(.8)	49.6	44.7
Earnings (loss)	$.1	$(4.8)	$23.4	$19.1
Volumes (MMdk):
Sales	15.6	14.1	53.7	57.7
Transportation	28.9	23.4	63.4	57.4
Total throughput	44.5	37.5	117.1	115.1
Degree days (% of normal)*
Montana-Dakota	96%	119%	98%	106%
Cascade	118%	100%	95%	105%
Intermountain	132%	103%	103%	105%
*Degree days are a measure of the daily temperature-related demand for energy for heating.

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The combined utility businesses reported earnings of $5.1 million in the second quarter of 2010, compared to a loss of $1.6 million for the same period in 2009. The increase in earnings reflects higher electric retail sales margins and volumes, increased natural gas sales volumes resulting from colder weather than last year, as well as lower operation and maintenance expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company continues to realize efficiencies and enhanced service levels through its efforts to standardize operations, share services and consolidate back-office functions among its four utility companies.

•
The company has a 25 MW ownership interest in the Wygen III power generation facility in Wyoming, which commenced commercial operation on April 1. The Wyoming Public Service Commission approved an increase, primarily related to the costs of Wygen III, in the amount of $2.7 million annually, or 13.1 percent, effective May 1.

•
In April, the company filed an application with the North Dakota Public Service Commission for an electric rate increase of $15.4 million annually, or 14 percent. The requested increase includes the investment in infrastructure upgrades, recovery of the investment in renewable generation and the costs associated with the Big Stone II plant. The NDPSC approved an interim increase of $7.6 million annually effective June 18. On July 6, the company filed an amendment to its application to exclude the costs associated with Big Stone II because of a settlement agreement approved by the Commission, which provides for recovery of such development costs over a three year period. The amended request is an increase of $13.3 million annually, or 12 percent. A hearing on the case is scheduled for November 8.

•
The company plans to file an application with the Montana Public Service Commission for an electric rate increase in the third quarter. The request will include an increase related to the investment in infrastructure upgrades, recovery of the investment in renewable generation and the costs associated with the Big Stone II plant.

•
The company is developing a landfill methane gas recovery project in Billings, Montana to supplement the company’s gas supply portfolio. The project is expected to begin production in the fourth quarter, and upon total phase-in to recover up to 2,500 dekatherms per day.

•
The company is analyzing potential projects for accommodating load growth and replacing purchased power contracts with company-owned generation. The company is reviewing the construction of natural gas-fired combustion and wind generation.

•
The company is pursuing opportunities associated with the potential development of high voltage transmission lines and system enhancements targeted towards delivery of renewable energy from the wind rich regions that lie within its traditional electric service territory to major metropolitan areas. The company has signed a contract to develop a 30-mile high-voltage power line in southeast North Dakota to move power to the electric grid from a proposed 150-megawatt wind farm being built by enXco for Xcel Energy. The $25 million project also will include substation upgrades. Pending regulatory approval, construction is expected to begin in 2011. Customers will not bear any of the costs associated with the project as costs will be recovered through an approved interconnect tariff.

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Construction

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in millions)
Operating revenues	$361.6	$389.4	$511.4	$572.9
Operating expenses:
Operation and maintenance	316.9	325.7	462.9	498.0
Depreciation, depletion and amortization	22.2	23.8	44.8	47.8
Taxes, other than income	9.2	9.8	16.5	17.3
	348.3	359.3	524.2	563.1
Operating income (loss)	13.3	30.1	(12.8)	9.8
Earnings (loss)	$5.7	$16.0	$(14.5)	$.3
Sales (000's):
Aggregates (tons)	6,261	6,486	9,224	9,671
Asphalt (tons)	1,579	1,530	1,733	1,718
Ready-mixed concrete (cubic yards)	742	792	1,218	1,301

The construction materials and contracting segment reported second quarter earnings of $5.7 million, compared to $16.0 million for the same period in 2009. The decrease in earnings largely resulted from lower aggregate, ready-mixed concrete and asphalt oil volumes and decreased construction and product margins, which reflects the effects of the economic downturn and weather-related delays. This decrease was partially offset by lower depreciation, depletion and amortization expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Work backlog as of June 30 was approximately $677 million, $109 million higher than the March 31 backlog of $568 million. Backlog a year ago was $707 million. Private project backlog has decreased, however public work has increased over prior year levels.

•	Examples of new large projects included in work backlog are several highway paving projects, a reclamation project, and an L.A. harbor deepening project.
•
All of the markets served by the construction materials segment are seeing positive impacts related to the federal stimulus spending and the company is well positioned to take advantage of this funding in the asphalt paving and liquid asphalt oil product lines. Federal transportation stimulus of $7.9 billion was directed to states where the company operates. Of that amount, 41 percent was spent as of late July, with the remaining $4.7 billion to be spent during the remainder of 2010 and 2011.

•
The company continues to pursue work related to energy projects, such as wind towers, transmission projects, geothermal and refineries. It is also pursuing opportunities for expansion of its existing business lines including initiatives aimed at capturing additional market share and expansion into new markets.

•
The company has a strong emphasis on operational efficiencies and cost reduction. SG&A expenses are down 35 percent for the trailing 12 months through June 30, compared to the annual expenses in 2006, the peak earnings year for this segment.

•	The company expects volumes and margins to be lower in 2010 compared to 2009 as a result of the economic downturn. Liquid asphalt volumes were at record levels in 2009.
•	The company has planned green field expansions for the liquid asphalt oil business this year.

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•
As the country’s 6th largest sand and gravel producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)
Operating revenues	$188.2	$220.7	$341.3	$465.5
Operating expenses:
Operation and maintenance	173.2	199.2	315.0	416.4
Depreciation, depletion and amortization	3.1	3.3	6.3	6.7
Taxes, other than income	6.1	6.4	12.6	16.0
	182.4	208.9	333.9	439.1
Operating income	5.8	11.8	7.4	26.4
Earnings	$2.9	$6.9	$3.1	$15.6

This segment had second quarter earnings of $2.9 million, compared to $6.9 million a year ago. This decrease reflects lower construction workloads and margins, partially offset by lower general and administrative expenses, largely payroll-related.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Work backlog as of June 30 was approximately $389 million, compared to $507 million at June 30, 2009, which included backlog related to the Fontainebleau project of $182 million. The Fontainebleau project was removed from backlog in the third quarter of 2009 after Fontainebleau’s bankruptcy filing. Absent the Fontainebleau-related backlog, levels are $64 million higher than one year ago. Backlog at March 31 was $400 million.

•	Examples of new projects included in work backlog are solar projects in the Las Vegas area and substation related work.
•	The company anticipates margins in 2010 to be lower than 2009 levels.
•
The company is aggressively pursuing expansion in high voltage transmission and substation construction, renewable resource construction and military installation services. In late 2009, the company was awarded the engineering, procurement and construction contract to build the 214-mile Montana Alberta Tie Line between Lethbridge, Alberta and Great Falls, Montana. In late June, the company received a notice to proceed with construction on the project.

•	The company continues to focus on costs and efficiencies to enhance margins. SG&A expenses are down 32 percent for the second quarter compared to one year ago.
•	With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

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Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)
Operating revenues	$2.3	$2.7	$4.5	$5.4
Operating expenses:
Operation and maintenance	1.8	1.9	3.7	5.2
Depreciation, depletion and amortization	.4	.3	.8	.6
Taxes, other than income	.1	.1	.1	.1
	2.3	2.3	4.6	5.9
Operating income (loss)	---	.4	(.1)	(.5)
Earnings	$1.6	$2.1	$3.0	$3.1

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	The backlogs at the company’s construction services and construction materials and contracting businesses are subject to delay or cancellation and may not be realized.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse gas emissions.

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•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	The company could be subject to limitations on its ability to pay dividends.
•	An increase in costs related to obligations under multi-employer pension plans could have a material negative effect on the company’s results of operations and cash flows.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

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MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions, except per share amounts) (Unaudited)
Operating revenues	$906.4	$958.0	$1,741.2	$2,052.0
Operating expenses:
Fuel and purchased power	13.1	15.2	30.0	33.9
Purchased natural gas sold	97.4	106.4	331.1	462.9
Operation and maintenance	585.3	617.1	962.1	1,110.6
Depreciation, depletion and amortization	81.5	80.4	160.2	173.7
Taxes, other than income	40.4	38.8	86.2	91.8
Write-down of natural gas and oil properties	---	---	---	620.0
	817.7	857.9	1,569.6	2,492.9
Operating income (loss)	88.7	100.1	171.6	(440.9)
Earnings from equity method investments	2.2	2.1	4.4	3.9
Other income	2.7	2.4	5.2	4.2
Interest expense	20.5	20.8	41.0	41.8
Income (loss) before income taxes	73.1	83.8	140.2	(474.6)
Income taxes	24.2	28.5	49.5	(186.1)
Net income (loss)	48.9	55.3	90.7	(288.5)
Dividends on preferred stocks	.1	.2	.3	.3
Earnings (loss) on common stock	$48.8	$55.1	$90.4	$(288.8)
Earnings (loss) per common share – basic	$.26	$.30	$.48	$(1.57)
Earnings (loss) per common share – diluted	$.26	$.30	$.48	$(1.57)
Dividends per common share	$.1575	$.1550	$.3150	$.3100
Weighted average common shares outstanding – basic	188.1	184.0	188.0	183.9
Weighted average common shares outstanding – diluted	188.3	184.4	188.2	183.9

Note: Six months ended June 30, 2009 results reflect the effects of a $384.4 million after-tax, or $2.09 per common share, noncash charge relating to the write-down of natural gas and oil properties.

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	Six Months Ended June 30,
	2010		2009
	(Unaudited)
Other Financial Data
Book value per common share	$13.89		$13.02
Market price per common share	$18.03		$18.97
Dividend yield (indicated annual rate)	3.5%		3.3%
Price/earnings ratio*	13.3	x	N/A
Market value as a percent of book value	129.8%		145.7%
Return on average common equity*	10.0%		(6.9)%
Total assets**	$6.1		$5.8
Total equity**	$2.6		$2.4
Total debt**	$1.6		$1.7
Capitalization ratios:
Total equity	62%		59%
Total debt	38		41
	100%		100%

* Represents 12 months ended ** In billions

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